Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Among

SESI, L.L.C., as Borrower,

SUPERIOR ENERGY SERVICES, INC.,

as Parent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

AND

THE LENDERS PARTY HERETO

As of February 7, 2012

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED and WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A. and WELLS FARGO BANK, N.A.,

as Syndication Agents

CAPITAL ONE, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and THE

BANK OF NOVA SCOTIA,

as Documentation Agents

(i)

5.5 MATERIAL ADVERSE CHANGE	54
5.6 TAXES	54
5.7 LITIGATION AND CONTINGENT OBLIGATIONS	54
5.8 SUBSIDIARIES	55
5.9 ERISA	55
5.10 ACCURACY OF INFORMATION	55
5.11 MATERIAL AGREEMENTS	56
5.12 COMPLIANCE WITH LAWS	56
5.13 OWNERSHIP OF PROPERTIES	56
5.14 ENVIRONMENTAL MATTERS	56
5.15 INVESTMENT COMPANY ACT	56
5.16 LABOR MATTERS	57
5.17 SOLVENCY	57

ARTICLE VI COVENANTS	57
6.1 FINANCIAL REPORTING	57
6.2 USE OF PROCEEDS	58
6.3 NOTICE OF DEFAULT	59
6.4 CONDUCT OF BUSINESS	59
6.5 TAXES	59
6.6 INSURANCE	59
6.7 COMPLIANCE WITH LAWS; ENVIRONMENTAL AND ERISA MATTERS	59
6.8 MAINTENANCE OF PROPERTIES	60
6.9 INSPECTION	60
6.10 RESTRICTED PAYMENTS	60
6.11 FUNDED INDEBTEDNESS; RATE MANAGEMENT OBLIGATIONS	60
6.12 MERGER	61
6.13 SALE OF ASSETS	61
6.14 LIENS	62
6.15 ACQUISITIONS	64
6.16 TRANSACTIONS WITH AFFILIATES	64
6.17 APPRAISALS	65
6.18 FINANCIAL COVENANTS	65
6.19 INVESTMENTS	65
6.20 OPTIONAL PAYMENTS AND MODIFICATIONS OF CERTAIN DEBT INSTRUMENTS	66
6.21 DELIVERY OF PLEDGED CERTIFICATES	66

ARTICLE VII EVENTS OF DEFAULT	66

ARTICLE VIII ACCELERATION AND REMEDIES	68
8.1 ACCELERATION	68
8.2 PRESERVATION OF RIGHTS	69

ARTICLE IX GENERAL PROVISIONS	69
9.1 SURVIVAL OF REPRESENTATIONS	69
9.2 GOVERNMENTAL REGULATION	70
9.3 HEADINGS	70
9.4 ENTIRE AGREEMENT	70

(ii)

9.5 SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT	70
9.6 EXPENSES; INDEMNIFICATION	70
9.7 USURY SAVINGS CLAUSE	71
9.8 [RESERVED]	71
9.9 SEVERABILITY OF PROVISIONS	71
9.10 ACKNOWLEDGEMENTS	71
9.11 CONFIDENTIALITY	72
9.12 AMENDMENTS AND WAIVERS	72
9.13 THE PATRIOT ACT	74
ARTICLE X THE ADMINISTRATIVE AGENT	74
10.1 APPOINTMENT	74
10.2 DELEGATION OF DUTIES	74
10.3 EXCULPATORY PROVISIONS	74
10.4 RELIANCE BY ADMINISTRATIVE AGENT	75
10.5 NOTICE OF DEFAULT	75
10.6 NON-RELIANCE ON AGENTS AND OTHER LENDERS	76
10.7 INDEMNIFICATION	76
10.8 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY	77
10.9 SUCCESSOR ADMINISTRATIVE AGENT	77
10.10 ARRANGERS, DOCUMENTATION AGENT AND SYNDICATION AGENT	77
10.11 RELEASES OF GUARANTEES AND LIENS	77
ARTICLE XI SETOFF; RATABLE PAYMENTS	78
11.1 SETOFF	78
11.2 RATABLE PAYMENTS	79
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	79
12.1 SUCCESSORS AND ASSIGNS	79
12.2 PERMITTED ASSIGNMENTS AND PARTICIPATIONS	79
12.3 DISSEMINATION OF INFORMATION	83
12.4 TAX TREATMENT	83
ARTICLE XIII NOTICES	83
13.1 NOTICES	83
13.2 CHANGE OF ADDRESS	84
ARTICLE XIV COUNTERPARTS	84
14.1 COUNTERPARTS	84
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	84
15.1 GOVERNING LAW	84
15.2 SUBMISSION TO JURISDICTION; WAIVERS	84
15.3 WAIVER OF JURY TRIAL	85

(iii)

SCHEDULES AND EXHIBITS

SCHEDULE 1 (COMMITMENT AMOUNTS OF THE LENDERS)

SCHEDULE 2 (PRICING SCHEDULE)

SCHEDULE 3 (LIST OF BORROWER’S SUBSIDIARIES)

SCHEDULE 4 (LIST OF EXISTING INVESTMENTS)

SCHEDULE 5 (LIST OF EXISTING INDEBTEDNESS)

SCHEDULE 6 (LIST OF EXISTING LETTERS OF CREDIT)

SCHEDULE 7 (LIST OF LEASES AND CHARTERS TO BE EXCLUDED FROM THE DEFINITION OF FUNDED INDEBTEDNESS)

EXHIBIT A (FORM OF COMPLIANCE CERTIFICATE)

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

EXHIBIT B (FORM OF ASSIGNMENT AND ASSUMPTION)

        ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

EXHIBIT C (FORM OF SOLVENCY CERTIFICATE)

EXHIBIT D (FORM OF INCREASED FACILITY ACTIVATION NOTICE)

EXHIBIT E (FORM OF NEW LENDER SUPPLEMENT)

EXHIBIT F (FORM OF U.S. TAX COMPLIANCE CERTIFICATE)

EXHIBIT F-1:	FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

EXHIBIT F-2:	FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

EXHIBIT F-3:	FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

EXHIBIT F-4:	FOR NON-U.S. PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

(iv)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 7, 2012, is among SESI, L.L.C., as the Borrower, SUPERIOR ENERGY SERVICES, INC., as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders.

RECITALS

A. The Parent and the Borrower have entered into an Agreement and Plan of Merger (together with all schedules, exhibits and annexes thereto, in each case as may be amended, waived, supplemented or otherwise modified, the “Purchase Agreement”) dated as of October 9, 2011 among the Parent, the Borrower and the Target, pursuant to which the Parent will acquire the Target and its subsidiaries through a merger (the “Merger”).

B. The Borrower has heretofore entered into that certain Second Amended and Restated Credit Agreement, dated as of May 29, 2009 (and amended as of July 20, 2010, April 20, 2011 and November 10, 2011), among the Parent, the Borrower, the Administrative Agent and certain of the Lenders party thereto (as amended, supplemented, restated or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”).

C. Certain financial institutions not previously a party to the Existing Credit Agreement intend to become a party to this Agreement.

D. Any obligations and Liens outstanding under the Existing Credit Agreement on the Closing Date shall be continued as Obligations and Liens under this Agreement.

E. The Borrower has requested an amendment and restatement to the Existing Credit Agreement so that the Lenders provide (i) commitments for Revolving Loans in the aggregate principal amount of $600,000,000 and (ii) Term Loans in the aggregate principal amount of $400,000,000. The Administrative Agent and the Lenders are willing to do so on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual covenants and undertakings, the Borrower, the Parent, the Administrative Agent and the Lenders hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2006 Notes” is defined in Section 2.18(c).

“2011 Notes” is defined in Section 2.18(c).

“2016 Notes” means the 8% Senior Notes due 2016 under the Target’s Indenture dated as of December 6, 2006.

“Acquisition” means any transaction, or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any firm, corporation or limited liability company or division thereof that is a going business concern, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests (including any option, warrant or any right to acquire any of the foregoing) of any other Person; or (c) acquires interests in mineral leases. “Acquisition” shall not include the formation of a Wholly-Owned Subsidiary of the Borrower or any Wholly-Owned Subsidiary of any Wholly-Owned Subsidiary of the Borrower.

“Additional Assets” means any (a) property or assets (other than Funded Indebtedness, Equity Interests and working capital assets) used or useful in the businesses of the Borrower and its Subsidiaries or any business related, ancillary or complementary thereto, (b) the Equity Interests of a Person that becomes a Subsidiary as a result of the Acquisition of such Equity Interests by the Parent, the Borrower or another Subsidiary or (c) Equity Interests constituting a minority interest in any Person that at such time is a Subsidiary; provided, however, that any such Subsidiary described in clauses (b) and (c) above is primarily engaged in a business in which the Borrower or its Subsidiaries are engaged or any business related, ancillary or complementary thereto.

“Additional Contingent Consideration” means consideration payable by the Borrower or its Subsidiaries to sellers subsequent to the closing of an Acquisition that is dependent on the performance of the acquired company following the Acquisition. For the purposes of calculating financial covenants in Section 6.18, the amount of Additional Contingent Consideration to be included shall be the amount of Additional Contingent Consideration (excluding any accrued interest) which through the date of determination of such covenant and based on the performance of the acquired company through the date of determination of such covenant, the Borrower reasonably anticipates paying to the sellers within the 12 months following the date of determination.

“Adjusted Leverage Ratio” is defined in Section 6.18.2.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder, (a) made by the Lenders on the same Borrowing Date, (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Advances, for the same Eurodollar Interest Period, or (c) made by the Swing Line Lender on the Swing Line Loan.

“Affected Lender” is defined in Section 3.6.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent Indemnitee” is defined in Section 10.7.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitment of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof.

“Agreement” means this Third Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.50)% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.50%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.

“Applicable Letter of Credit Fee Rate” means, at any time, with respect to Letters of Credit, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means any disposition of property or series of related dispositions of property (excluding any such disposition permitted by Section 6.13(a)) that yields gross proceeds to the Borrower or its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $20,000,000.

“Assignee” is defined in Section 12.2(b)(i).

“Assignment and Assumption” means any assignment agreement in the form of Exhibit B, executed and delivered pursuant to Section 12.3.

“Authorized Officer” means any of the President, any Vice President, Chief Financial Officer or Treasurer of the Borrower, acting singly.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and a Swing Line Lender.

“Available Revolving Commitment” means as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Obligations then outstanding.

“Bankruptcy Event” means with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental or quasi-governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental or quasi-governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender” is defined in Section 11.1(a).

“Book Value” means as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), the amount equal to (a) the aggregate “net book value” of all assets of such Person (excluding the value of patents, trademarks, tradenames, copyrights, licenses, goodwill and other intangible assets) minus (b) the aggregate amount of intercompany indebtedness of such Person. For purposes of this definition, “net book value” means the gross book value of all assets of such Person less all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization).

“Borrower” means SESI, L.L.C., a Delaware limited liability company, and it’s permitted successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.7.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Buyer Material Adverse Effect” means a “Parent Material Adverse Effect” (as such term is defined in the Purchase Agreement), except that all references in such definition to “Parent” shall be deemed to be references to “Parent” on a pro forma consolidated basis after giving effect to the Merger and all references in such definition to “Parent Subsidiaries” shall be deemed to be references to “Parent Subsidiaries” on a pro forma consolidated basis after giving effect to the Merger.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, euro time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank or trust company organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P” )

or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change” is defined in Section 3.1(b).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect control of the Parent by any Person or group.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” shall mean all of the types of property described in Section 2.18, or as otherwise described as such in any Collateral Documents.

“Collateral Documents” means, collectively, all guaranties and all security agreements, financing statements, mortgages, deeds of trust, assignments creating and perfecting security interests, liens, or encumbrances in the assets of the Borrower and its Subsidiaries in favor of the Administrative Agent, to secure the Secured Obligations.

“Commitment” means, for each Lender, such Lender’s Revolving Commitment and/or Term Commitment, as the case may be.

“Compliance Certificate” means the certificate required from the Borrower from time to time in the form of Exhibit A, signed by an Authorized Officer.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.1, 3.2, 3.4 or 9.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries at such date, but excluding (a) the current portion of any Long-Term Debt of the Parent and its Subsidiaries and (b) without duplication of clause (a) above, all Funded Indebtedness consisting of Term Loans, Revolving Loans or Swing Line Loans to the extent otherwise included therein.

“Consolidated Tangible Assets” means, as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Parent, the Borrower and their Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, to the extent otherwise included, the amounts of:

(a) minority interests in such consolidated Subsidiaries held by Persons other than the Parent, the Borrower or a Restricted Subsidiary;

(b) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of indebtedness or capital stock; and

(c) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP; in each case after giving pro forma effect, in accordance with GAAP, to any asset Acquisition, Investment or Asset Sale occurring on or after the date of such consolidated balance sheet as if such transaction had occurred immediately prior to such balance sheet date.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; “controlling” and “controlled” have meanings correlative thereto.

“Conversion/Continuation Notice” is defined in Section 2.8.

“Credit Party” means the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Documentation Agents” means Capital One, National Association, Royal Bank of Canada and The Bank of Nova Scotia.

“Domestic Subsidiaries” means Subsidiaries of the Borrower incorporated or organized under the laws of any jurisdiction within the United States of America.

“EBITDA” means Net Income plus, to the extent deducted in determining Net Income, (a) Interest Expense, (b) Income Taxes, (c) depreciation expense, (d) amortization expense, (e) other non-cash charges, and (f) extraordinary non-cash losses, minus, to the extent included in determining Net Income, extraordinary gains and other non-cash items which would increase Net Income, all calculated on a consolidated basis in accordance with GAAP; provided, however, that following the Merger or any Permitted Acquisition by the Borrower or any of its Subsidiaries, calculation of EBITDA for the fiscal quarter in which the Merger or such Permitted Acquisition, as the case may be, occurred and each of the three fiscal quarters immediately following the Merger or such Permitted Acquisition, as applicable, shall be made on a Pro Forma Basis.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that debt securities which are convertible shall not be Equity Interests merely by virtue of the right of any Person to convert such securities into Equity Interests of the issuer of such debt securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the applicable rate for deposits in U.S. dollars as reported on Reuters LIBOR01 Page as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, provided that, (i) if such page is not available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMorgan Chase Bank, N.A. or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of JPMorgan Chase Bank, N.A.’s relevant Eurodollar Advance and having a maturity equal to such Eurodollar Interest Period.

“Eurodollar Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or other period acceptable to all of the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or other period acceptable to all of the Lenders) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second or third succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (b) the Applicable Margin.

“Event of Default” means an event described in Article VII.

“Excluded Taxes” means, (a) in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent (as applicable) is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s (as applicable) principal executive office or such Lender’s applicable Lending Installation is located, (b) in the case of any Lender, taxes attributable to such Lender’s failure to comply with Section 3.4(d), (c) in the case of any Lender (other than pursuant to an assignment request by the Borrower under Section 3.6), U.S. federal withholding taxes pursuant to a law in effect on the date such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such taxes pursuant to Section 3.4 and (d) any U.S. federal withholding taxes imposed under FATCA, in each case including any interest, additions to tax or penalties applicable thereto.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” is defined in Recital B.

“Existing Letters of Credit” means each letter of credit (a) previously issued for the account of, or guaranteed by, the Borrower pursuant to the Existing Credit Agreement that is outstanding on the Closing Date and is listed on Schedule 6(a) or (b) listed on Schedule 6(b).

“Facility” means each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), (b) the Revolving Commitments and the Revolving Loans made thereunder (the “Revolving Facility”) and (c) the Incremental Term Loans (the “Incremental Term Facility”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York,

or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Subsidiaries” means direct or indirect Subsidiaries of the Borrower incorporated or organized under the laws of a country other than the United States of America.

“Funded Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) liquidation value of all mandatorily redeemable preferred Equity Interests, (i) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (j) obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements (but excluding performance bonds of any type, including in the form of letters of credit), and (k) Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (e) above. Funded Indebtedness of any Person shall include Funded Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Funded Indebtedness expressly provide that such Person is not liable therefor.

In the case of the Parent’s senior exchangeable notes, Funded Indebtedness shall include the total outstanding principal amounts payable to the holders thereof. Funded Indebtedness shall not include Additional Contingent Consideration and the leases and charters listed on Schedule 7.

“Funding Office” means the office of the Administrative Agent specified in Section 13.1 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.4(a). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Funded Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Income Taxes” means, with reference to any period, all federal, state and local income tax expense of the Parent and its Subsidiaries, calculated on a consolidated basis for such period.

“Increased Facility Activation Date” means any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.20(a).

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit D.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Term Lenders” means (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans” means any term loans made pursuant to Section 2.20.

“Information” is defined in Section 5.10.

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Coverage Ratio” is defined in Section 6.18.3.

“Interest Expense” means, with reference to any period, the interest expense of the Parent and its Subsidiaries calculated on a consolidated basis for such period, and, in the case of a Permitted Acquisition, imputed interest determined as set forth in the definition of Pro Forma Basis.

“Investment” means (a) the purchase, holding or acquisition (including pursuant to any merger) of any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person in a transaction which does not constitute an Acquisition, (b) the making of (or permitting to exist) any capital contribution or loans or advances to, guaranteeing the obligations of, or the making of (or permitting to exist) any investment in, any other Person, and (c) the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit; provided that Investments shall exclude Acquisitions.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means, as the context may require, (a) each of the Administrative Agent and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit, and (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Lender. Each reference herein to the “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“L/C Exposure” means at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.2.5.

“L/C Participants” means the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Parent” means with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means the lending institutions listed on Schedule 1 hereto (as amended or replaced from time to time) and their respective successors and assigns. Unless otherwise specified herein, the term “Lenders” includes the Administrative Agent in its capacity as a lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on Schedule 1 hereto (or any superseding Schedule 1) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.16.

“Letter of Credit” means any letter of credit issued (or, in the case of Existing Letters of Credit, deemed issued) pursuant to this Agreement.

“Leverage Ratio” is defined in Section 6.18.1.

“Lien” means, with respect to any asset, any lien (statutory or other), mortgage, deed of trust, pledge, hypothecation, encumbrance or charge or security interest in, on or of such asset (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, each Term Loan or Revolving Loan of such Lender, as the case may be, and, in the case of the Swing Line Lender, the Swing Line Loan.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.12 and the Collateral Documents and each other agreement, document or instrument delivered by Borrower or any other Loan Party in connection with this Agreement, and the Existing Credit Agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Loan Parties” means each of the Borrower, the Parent and the Borrower’s Subsidiaries that is a party to a Loan Document.

“Long-Term Debt” means as to any Person, all Funded Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Funded Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Funded Indebtedness in respect of the Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Parent, Borrower and Borrower’s Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower and the other Loan Parties taken as a whole to perform fully and on a timely basis their obligations under any of the Loan Documents to which they are parties or (c) the validity or enforceability in any material respect of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Indebtedness” is defined in Section 7.5.

“Merger” is defined in Recital A.

“Merger Documentation” means, collectively, the Purchase Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” means, in connection with any Asset Sale, the proceeds thereof in the form of cash (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Funded Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of: (i) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commission and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale; (ii) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangement; (iii) all payments made on any Funded Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and (v) any required escrow against indemnification liabilities (until such amounts are released from escrow) and the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Sale and retained by the Parent, the Borrower or any Subsidiary after such Asset Sale.

“Net Income” means, for any period, the consolidated net income (or loss) of the Parent, the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“New Lender” is defined in Section 2.20(b).

“New Lender Supplement” is defined in Section 2.20(b).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means any promissory note evidencing the Loans issued at the request of a Lender pursuant to Section 2.12.

“Obligations” means all obligations of the Borrower to the Lenders, from time to time, arising under the Loan Documents, including without limitation, all unpaid principal of and accrued and unpaid interest on the Loans, all commercial and standby letters of credit and bankers acceptances issued by any Lender, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

“Other Taxes” is defined in Section 3.4(b).

“Participants” is defined in Section 12.2(c).

“Participant Register” is defined in Section 12.2(c).

“Parent” means Superior Energy Services, Inc., a Delaware corporation and the sole member of the Borrower.

“PATRIOT Act” is defined in Section 9.13.

“Payment Date” means each of March 31, June 30, September 30 and December 31.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition” means an Acquisition permitted by the terms of Section 6.15, or otherwise consented to by the Required Lenders.

“Permitted Liens” means (a) with respect to the Borrower and its Subsidiaries, Liens permitted by the terms of Section 6.14(a) and (b) with respect to the Parent, Liens permitted by the terms of Section 6.14(b).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower may have (or, if such Plan were terminated, could have) any liability.

“Pricing Schedule” is the pricing schedule set forth on Schedule 2.

“Prime Rate” means a rate per annum equal to the rate of interest announced from time to time by JPMorgan Chase Bank, N.A. as its prime or base rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime or base rate changes.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Pro Forma Basis” means, following a Permitted Acquisition, the calculation of the Funded Indebtedness, Additional Contingent Consideration, Interest Expense and EBITDA components of the Leverage Ratio, Adjusted Leverage Ratio and Interest Coverage Ratio for the fiscal quarter in which such Permitted Acquisition occurred and each of the three fiscal quarters immediately following such Permitted Acquisition with reference to the audited historical financial results of the Person, business, division or group of assets acquired in such Permitted Acquisition (or if such audited historical financial results are not available, such management prepared financial statements as are acceptable to the Administrative Agent) and the Borrower and its Subsidiaries for the applicable test period after giving effect on a Pro Forma Basis to such Permitted Acquisition and assuming that such Permitted Acquisition had been consummated at the beginning of such test period. For purposes of calculating EBITDA on a Pro Forma Basis, the Borrower may exclude expenses reasonably believed by the Borrower will be saved as a result of the Acquisition, but only to the extent consistent with Regulation S-X of the Securities Act of 1933, as amended.

“Pro Forma Financial Statements” is defined in Section 5.4(b).

“Pro Rata Share” means, (a) with respect to any Revolving Lender, at any time, the percentage obtained by dividing (i) the Lender’s Revolving Commitment at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (ii) the amount of the Aggregate Revolving Commitment at such time; provided, however, that if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the principal amount of Revolving Loans outstanding at such time (excluding the amounts outstanding on the Swing Line Loan) by (y) the aggregate principal amount of Revolving Loans outstanding hereunder at such time, and, (b) with respect to any Term Lender, at any time, the percentage obtained by dividing (i) the Lender’s Term Loans outstanding at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (ii) the aggregate amount of the Term Loans outstanding at such time.

“Projections” is defined in Section 5.10.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase Agreement” is defined in Recital A.

“Purchase Agreement Representations” is defined in Section 4.1(o).

“Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower or any Subsidiaries and any Lender or affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Refunded Swing Line Loans” is defined in Section 2.1.5(c).

“Register” is defined in Section 12.2(iv).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Term Loans” is defined in Section 9.12.

“Replacement Term Loans” is defined in Section 9.12.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Pension Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares, in the aggregate, are greater than 50%.

“Reserve Requirement” means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property except Equity Interests issued by the Parent or its Subsidiaries) with respect to any Equity Interests in the Parent or its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent or its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Parent or its Subsidiaries .

“Restricted Subsidiaries” shall have the meaning set forth under the indenture relating to the 2011 Notes dated as of April 27, 2011, among the Borrower, the Parent, the respective Subsidiaries of the Parent and The Bank of New York Mellon Trust Company, N.A., as trustee, as in effect the date hereof without giving effect to any amendment or termination thereof.

“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth on Schedule 1 under the caption “Revolving Commitment” (as amended or replaced from time to time) or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Loan Termination Date.

“Revolving Extensions of Credit” means, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Pro Rata Share of the L/C Obligations then outstanding and (c) such Lender’s Pro Rata Share of the aggregate principal amount of Swing Line Loans then outstanding.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan” is defined in Section 2.1.1.

“Revolving Loan Termination Date” means February 7, 2017 or any earlier date upon which the Aggregate Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms of Section 2.4.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous governmental authority.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all Rate Management Obligations and (c) all Specified Cash Management Obligations owing to one or more Lenders or affiliates of Lenders.

“Secured Parties” means the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Secured Obligations are owed.

“Senior Notes” means the 7.125% Senior Notes of the Borrower due 2021.

“Specified Cash Management Obligations” means obligations in respect of any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary thereof and any Lender or affiliate thereof.

“Specified Company SEC Disclosure” is defined in Section 4.1(p).

“Specified Parent SEC Disclosure” is defined in Section 4.1(p).

“Specified Representations” is defined in Section 4.1(o).

“Subsidiary” means (a) any corporation, more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization, more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the book value of the assets of the Borrower and its Subsidiaries as are shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the four fiscal quarter period ending with the fiscal quarter in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Superior Energy Liftboats” means Superior Energy Liftboats, L.L.C., a Louisiana limited liability company.

“Swing Line Exposure” means at any time, the sum of the aggregate amount of all outstanding Swing Line Loans at such time. The Swing Line Exposure of any Revolving Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means Wells Fargo Bank, N.A., in its capacity as the lender of Swing Line Loans.

“Swing Line Loans” is defined in Section 2.1.4(a).

“Swing Line Note” means the promissory note evidencing the Swing Line Loan.

“Swing Line Participation Amount” is defined in Section 2.1.5(d).

“Syndication Agents” means Bank of America, N.A. and Wells Fargo Bank, N.A.

“Target” means Complete Production Services, Inc., a Delaware corporation.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1. The original aggregate amount of the Term Commitments is $400,000,000.

“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan” is defined in Section 2.1.3(a).

“Term Loan Maturity Date” means February 7, 2017.

“Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit” means at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee” is defined in Section 12.3.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“United States” or “U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 3.4(d)(ii)(B)(iii).

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or its Subsidiaries) of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (a) accounting terms relating to the Parent or any of its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof, (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interest, securities, revenues, accounts, leasehold interests and contract rights, and (e) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE CREDITS

2.1 Revolving Loans; Term Loans; Swing Line Loans.

2.1.1 Making the Revolving Loans. Subject to the terms and conditions hereof and during the Revolving Commitment Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Revolving Commitment (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”). Subject to the provisions of Section 2.4(b) below, the maximum aggregate amount of the Revolving Commitments shall be $600,000,000. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. The Revolving Commitments of the Lenders shall expire on the Revolving Loan Termination Date. On the Revolving Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. The Advances must be either Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower or otherwise outstanding in accordance with Sections 2.7 and 2.8.

2.1.2 Foreign Currencies. At any time prior to the Revolving Loan Termination Date, each Lender severally agrees, on terms and conditions to be set forth in an amendment to this Agreement, to make revolving loans to the Borrower in one or more foreign currencies in amounts not to exceed in the aggregate at any one time outstanding the equivalent amount of

$50,000,000 (it being understood and agreed that no Lender shall be obligated to make revolving loans to the Borrower in any particular foreign currency if such Lender determines in its sole discretion it is unable to fund revolving loans in the requested currency). Following such request, the Borrower, the Administrative Agent and Lenders shall negotiate an amendment to this Agreement specifying (a) the applicable currency or currencies, (b) setting forth the applicable interest rates, maturity dates and repayment and prepayment terms, (c) providing for the calculation of all financial covenants and other monetary limitations in equivalent U.S. dollars, and (d) setting forth such other provisions as the Administrative Agent and the Required Lenders shall require.

2.1.3 Term Loans.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Term Loan”) in U.S. dollars to the Borrower on the Closing Date in an amount not to exceed the Term Commitment of such Lender. Subject to Section 2.1.3(b), the Term Loans may from time to time be (a) Eurodollar Advances or (b) Floating Rate Advances or (c) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with Section 2.7.

(b) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be Floating Rate Advances. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

(c) The undrawn portion of each Lender’s Term Commitment shall expire at the end of the day on the Closing Date.

(d) The Borrower shall repay the Term Loans in consecutive quarterly installments of $5,000,000, subject to Section 2.11(b), on the last day of each fiscal quarter, commencing on its first complete fiscal quarter after the Closing Date, with the unpaid balance due on the Term Loan Maturity Date. Amounts prepaid or repaid on account of the Term Loans may not be reborrowed.

2.1.4 Making the Swing Line Loans.

(a) Subject to the terms and conditions hereof (and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of said AutoBorrow Agreement), the Swing Line Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments prior to the Revolving Loan Termination Date by making swing line loans (“Swing Line Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed $25,000,000 (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Loans, may exceed such amount), (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (iii) the Swing Line Lender confirms with the Administrative Agent that all of the conditions to funding in Section 4.2 are then satisfied. During the Revolving Commitment Period, the Borrower may use the Swing Line Loan by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. No Lender shall have any rights or obligations under the AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Loans and to refinance Swing Line Loans as provided below. Swing Line Loans shall bear interest at the Floating Rate only.

(b) The Borrower shall repay to the Swing Line Lender the unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Loan Termination Date and the first date after such Swing Line Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swing Line Loans then outstanding. The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower’s accounts with the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the amount of such Borrowing to the extent amounts received from the Borrower are not sufficient to repay in full such Borrowing.

(c) Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made, but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day.

2.1.5 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.

(a) If the Borrower has entered into an AutoBorrow Agreement with the Swing Line Lender and such agreement is in effect, each Swing Line Borrowing and each prepayment thereof shall be made as provided in such AutoBorrow Agreement. In all other cases, the provisions of clauses (b) and (c) below shall apply.

(b) Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Administrative Agent and the Swing Line Lender irrevocable notice in the manner set forth in Section 2.13 (which notice must be received by the Administrative Agent and the Swing Line Lender not later than 2:00 p.m., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day prior to the Revolving Loan Termination Date). Promptly after receipt said notice by the Swing Line Lender, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received said notice, and if not, the Swing Line Lender will provide said notice to the Administrative Agent. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 3:00 p.m. on the date of the proposed Swing

Line Loan directing the Swing Line Lender not to make the Swing Line Loan because the Swing Line Loan would exceed the limitations set forth in Section 2.1.4(a) hereof or because all of the conditions to funding in Section 4.2 are not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the proposed Borrowing Date make the Swing Line Loan available to the Borrower by depositing such proceeds in the account of the Borrower with the Swing Line Lender on such Borrowing Date in immediately available funds. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.

(c) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender to the Administrative Agent no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Pro Rata Share of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 a.m., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans. The Borrower irrevocably authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

(d) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.1.5(c), one of the events described in Section 7.6 or 7.7 shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.1.5(c), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.1.5(c), purchase for cash an undivided participating interest in then outstanding Swing Line Loans by paying to the Administrative Agent an amount (the “Swing Line Participation Amount”) equal to (i) such Lender’s Pro Rata Share times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding that were to have been repaid with such Revolving Loans. The Swing Line Participation Amounts shall immediately be made available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(e) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to the Administrative Agent for payment to each Lender, each Lender’s Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due);

provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Administrative Agent for payment to the Swing Line Lender any portion thereof previously distributed to it by the Administrative Agent on behalf of the Swing Line Lender.

(f) Each Lender’s obligation to make the Loans referred to in Section 2.1.5(c) and to purchase participating interests pursuant to Section 2.1.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.1.6 Amendment and Restatement. On the Closing Date (or as soon as practicable with respect to (c)):

(a) the Borrower shall pay all accrued and unpaid interest, commitment fees, break funding fees and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Lender” under the Existing Credit Agreement;

(b) subject to their reallocation among the Lenders in accordance with Schedule 1, all loans, participations and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on such date shall continue to constitute Loans and other indebtedness, obligations and liabilities under this Agreement, and all Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder pursuant to Section 2.2.1; and

(c) the Administrative Agent shall use reasonable efforts to cause each “Lender” under the Existing Credit Agreement to deliver to the Borrower as soon as practicable after the Closing Date the Note issued by the Borrower to it under the Existing Credit Agreement, marked “canceled” or an affidavit that such note has been lost and (in any event) has been canceled.

2.1.7 It is the intent of the parties hereto that this Agreement amends and restates in its entirety the Existing Credit Agreement and re-evidences the obligations of the Borrower outstanding thereunder. The commitments of the “Lenders” under the Existing Credit Agreement are reallocated among the Lenders under this Agreement as set forth on Schedule 1 and any “Lender” under the Existing Credit Agreement who is not a Lender under this Agreement is released of its commitment under the Existing Credit Agreement. This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities. All loans, letters of credit, letter of credit participations and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement. The

“Lenders” in the Existing Credit Agreement that are Lenders under this Agreement waive notice under Section 13.1 of the Existing Credit Agreement to the extent that such notice relates to voluntary prepayments under Section 2.6 of the Existing Credit Agreement.

2.2 Letters of Credit.

2.2.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.2.4(a), agrees to issue Letters of Credit for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed $150,000,000 or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder issued hereunder on the Closing Date for the account of the Borrower. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the L/C Exposure, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 2.2.5.

(b) Each Letter of Credit shall (i) be denominated in U.S. dollars and (ii) expire no later than the Revolving Termination Date. Notwithstanding the foregoing, any Letter of Credit issued hereunder may, in the sole discretion of the Issuing Lender, expire after the Revolving Termination Date but on or before the date that is 90 days after the Revolving Termination Date, provided that the Borrower shall provide cash collateral in an amount equal to 102% of the L/C Obligations in respect of any such outstanding Letter of Credit to the Issuing Lender at least 30 days prior to the Revolving Termination Date, which such amount shall be (A) deposited by the Borrower in an account with and in the name of the Issuing Lender and (B) held by such Issuing Lender for the satisfaction of the Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit. Any Letter of Credit issued with an expiration date beyond the Revolving Termination Date shall, to the extent of any undrawn amount remaining thereunder on the Revolving Termination Date, cease to be a “Letter of Credit” outstanding under this Agreement for purposes of the Revolving Lenders’ obligations to participate in Letters of Credit pursuant to this Agreement.

(c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable requirement of law.

2.2.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

2.2.3 Letter of Credit Fees.

(a) The Borrower agrees to pay the Issuing Lender a fronting fee in an amount agreed between the Borrower and the Issuing Lender (but not less than 0.125% per annum on the face amount of the Letter of Credit), payable quarterly in arrears on the last day of each calendar quarter, for the term of the Letter of Credit, together with the Issuing Lender’s customary letter of credit issuance and processing fees. The fronting fee and customary letter of credit issuance and processing fees shall be retained by the Issuing Lender, which fee shall not be shared with the other Lenders.

(b) In addition, the Borrower agrees to pay the Administrative Agent a fee equal to the Applicable Letter of Credit Fee Rate (on a per annum basis) shown on the Pricing Schedule times the aggregate face amount of all outstanding Letters of Credit (as reduced from time to time), payable quarterly in arrears on the last day of each calendar quarter, for the term of the Letter of Credit and shall be shared by the Issuing Lender and the other Lenders on the basis of each Lender’s Pro Rata Share.

2.2.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Share of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.2.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.2.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Loans that are Floating Rate Advances. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with Section 2.2.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its Pro Rata Share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

2.2.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 a.m., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in U.S. dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at (x) until the Business Day next succeeding the date of the relevant notice, the Floating Rate and (y) thereafter, the rate set forth in Section 2.10.

2.2.6 Obligations Absolute. The Borrower’s obligations under this Section 2.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.2.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

2.2.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.2.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.2, the provisions of this Section 2.2 shall apply.

2.2.9 Guaranty of Subsidiaries. The Borrower hereby absolutely and unconditionally guarantees the prompt and punctual payment of all Obligations of all Subsidiaries to the Administrative Agent and Lenders arising from the issuance of any Letters of Credit for the account of one or more Subsidiaries.

2.3 Mandatory Prepayments.

(a) As long as no Event of Default has occurred and is continuing, then within 365 days after the Parent or any of its Subsidiaries shall receive Net Available Cash from any Asset Sale, the Parent or any of its Subsidiaries may use the Net Available Cash from such Asset Sale to acquire Additional Assets, If the Parent or any of its Subsidiaries do not so use any or all of such Net Available Cash, then on the 366th day after its receipt the Net Available Cash not so used shall be applied toward the prepayment of the Term Loans as set forth in Section 2.3(b). The requirement in the first sentence of this Section 2.3(a) shall be deemed to be satisfied if any agreement (including a lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Parent or any of its Subsidiaries within the time period specified in such sentence and such Net Available Cash is subsequently applied in accordance with such agreement within six months following the execution of such agreement.

(b) Amounts to be applied in connection with prepayments made pursuant to Section 2.3 shall be applied to the prepayment of the Term Loans in accordance with Section 2.11. The application of any prepayment pursuant to Section 2.11 shall be made, first, to Floating Rate Advances and, second, to Eurodollar Advances. Each prepayment of the Loans under Section 2.3 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and any amounts owing pursuant to Section 3.3.

2.4 Commitment Fee; Reductions in Aggregate Loan Commitments; Other Fees.

(a) The Borrower agrees to pay to the Administrative Agent, to be shared by the Revolving Lenders on the basis of each Revolving Lender’s Pro Rata Share, a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of the Aggregate Revolving Commitment during the Revolving Commitment Period, payable quarterly in arrears on last day of each calendar quarter hereafter and on the Revolving Loan Termination Date. For the purposes hereof, “unused portion” shall mean the Aggregate Revolving Commitment, minus the aggregate principal amount outstanding on all Revolving Loans, minus the aggregate face amount of all outstanding Letters of Credit. Swing Line Loans shall not count as usage of any Lender’s Revolving Commitment for purposes of calculating the commitment fee due hereunder.

(b) The Borrower may permanently reduce the Aggregate Revolving Commitment in whole or in part ratably among the Revolving Lenders in integral multiples of $1,000,000, upon at least five Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Loans, the Swing Line Loan and the aggregate face amount of all outstanding Letters of Credit.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.5 Minimum Amount of Each Loan Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay a Swing Line Loan) shall be in the minimum amount of $200,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Commitment.

2.6 Optional Prepayments. The Borrower may from time to time pay, without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances (or the full outstanding balance of all Floating Rate Advances, if less than such minimum), upon one Business Days’ prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.3 but otherwise without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion (or the full outstanding balance of all Eurodollar Advances, if less than such minimum) of the outstanding Eurodollar Advances upon five Business Days’ prior notice to the Administrative Agent. Prepayments shall be applied as provided in Section 2.11.

2.7 Method of Selecting Types and Eurodollar Interest Periods. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the manner set forth in Section 2.13 (a “Borrowing Notice”) not later than 12:00 Noon, New York City time, at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a)	the Borrowing Date, which shall be a Business Day, of such Advance;

(b)	the aggregate amount of such Advance;

(c)	the Type of Advance selected; and

(d)	in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto.

Not later than 1:00 p.m., New York City time on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New York City to the Administrative Agent at the Funding Office. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address. The Borrower shall not be entitled to more than six Eurodollar Rate tranches and one Floating Rate tranche at any one time on the Revolving Loans and the Borrower shall not be entitled to more than two Eurodollar Rate tranches and one Floating Rate tranche at any one time on the Term Loans.

2.8 Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.8 or are repaid. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Eurodollar Interest Period. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance, provided that no Floating Rate Advance may be converted into a Eurodollar Advance when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their reasonable discretion not to permit such conversions. The Borrower shall give the Administrative Agent irrevocable notice in the manner set forth in Section 2.13 (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 p.m. (New York City time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued, and

(c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Eurodollar Interest Period applicable thereto.

2.9 Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof. No Eurodollar Interest Period with respect to any Revolving Loan may end after the Revolving Loan Termination Date and no Eurodollar Interest Period with respect to any Term Loan may end after the maturity date thereof. The Borrower shall use commercially reasonable efforts to select Eurodollar Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Eurodollar Interest Period in order to make a mandatory or scheduled repayment required by this Agreement.

2.10 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of an Event of Default or Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.12 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of an Event of Default under Section 7.2, 7.6 or 7.7 (i) each Eurodollar Advance (in the case of an Event of Default under Section 7.2, with respect to which such Event of Default shall exist) shall bear interest for the remainder of the applicable Eurodollar Interest Period at the rate otherwise applicable to such Eurodollar Interest Period plus 2% per annum and (ii) each Floating Rate

Advance (in the case of an Event of Default under Section 7.2, with respect to which such Event of Default shall exist) shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum.

2.11 Method of Payment.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fees (except as set forth in any agreement governing the payment thereof) and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Pro Rata Shares, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) The amount of each principal prepayment of the Term Loans shall be applied to reduce then remaining installments of the Term Loans and Incremental Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof.

(d) All payments of the Secured Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (New York City time) on the date when due and, shall (except with respect to repayment of the Swing Line Loan) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at the Funding Office or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and bank fees as they become due hereunder; all other fees due hereunder shall be paid by Borrower upon the receipt of an invoice at Borrower’s address.

2.12 Noteless Agreement; Evidence of Obligations.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Eurodollar Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans or the Swing Line Lender may request that its Swing Line Loan, be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note for such Loans payable to such Lender in a form supplied by the Administrative Agent and acceptable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.13 Borrowing Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on email, facsimile or telephonic notices made by any person or persons the Administrative Agent in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given in such manner. If the Borrower elects to provide telephonic notice as set forth herein, the Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent, of each telephonic notice signed by an Authorized Officer. If the written confirmation of the telephonic notice differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent shall govern absent manifest error.

2.14 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest at the Floating Rate shall be calculated for actual days elapsed on the basis of a 365-day (366-day in leap year) basis. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Eurodollar Interest Period (or if the applicable Eurodollar Interest Period is greater than three months, on the last day of the third month of such Eurodollar Interest Period), on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest at the Eurodollar Rate and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate and Eurodollar Interest Period applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.17 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal or interest to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.18 Collateral and Guarantees.

(a) On the Closing Date, subject to Section 6.21, the Secured Obligations shall be secured by the following on a pari passu basis:

(i) first priority perfected security interest in all inventory, accounts, equipment, instruments, chattel paper, documents, general intangibles (and proceeds thereof and in the case of inventory, all products thereof) of the Borrower or any Domestic Subsidiary having a total Book Value exceeding $35,000,000 as of the date hereof;

(ii) first priority perfected ship mortgage on the liftboats owned by the Borrower or any Domestic Subsidiary as of the date hereof;

(iii) first priority perfected security interest in all outstanding shares of stock or partnership or membership interests, as the case may be, of each Domestic Subsidiary having a total Book Value exceeding $35,000,000 as of the date hereof;

(iv) first priority perfected security interest in 66% of the outstanding equity interests of each first tier Foreign Subsidiary owned directly by the Borrower or a Domestic Subsidiary as of the date hereof (or if the Borrower or the Domestic Subsidiaries shall own less than 66% of the outstanding equity interests, then all of the equity interests owned by them) and having a total Book Value exceeding $35,000,000;

(v) first priority perfected security interest in the Parent’s entire membership interest of the Borrower;

(vi) joint and several guaranties by each of the Domestic Subsidiaries having a total Book Value exceeding $35,000,000 as of the date hereof; and

(vii) joint and several guaranty by the Parent.

Notwithstanding the foregoing, the aggregate Book Value of all Domestic Subsidiaries not subject to the guaranty and collateral requirements of this Section 2.18 shall at no time exceed $250,000,000.

(b) In the case of any Domestic Subsidiary that is not previously subject to the collateral requirements set forth in Section 2.18(a) but which has a total Book Value exceeding $35,000,000 at the end of any fiscal quarter after the Closing Date, the Borrower covenants and agrees to execute or cause to be executed, within 60 days after the end of such fiscal quarter, Collateral Documents reasonably required by the Administrative Agent in order to subject such Domestic Subsidiary to the collateral requirements set forth in Section 2.18(a). The Borrower shall also, if requested by the Administrative Agent, deliver to the Administrative Agent certificates and legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Once a Domestic Subsidiary has executed Collateral Documents, the Collateral Documents for that Domestic Subsidiary shall remain in effect irrespective of its total Book Value.

(c) On the Closing Date, the amount of the Loans and Letters of Credit that will be secured by the Collateral will be limited to the lowest maximum principal amount permitted to be secured under (x) the Indenture dated as of April 27, 2011 relating to the 6.375% Senior Notes due 2019 (the “2011 Notes”) and (y) the Indenture dated as of May 22, 2006 relating to the 6.875% Senior Notes due 2014 (the “2006 Notes”) without triggering the equal and ratable provisions thereof, provided that upon delivery of consolidated financial statements after the Closing Date to the trustee for the holders of the 2011 Notes and the 2006 Notes, such limitations on the principal amount of the Obligations secured by the Collateral set forth in clauses (x) and (y) above shall be eliminated.

2.19 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender.

(b) The Commitment amounts outstanding on the Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.12); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of any waiver, amendment or modification (i) requiring the consent of all Lenders or (ii) described in clause (i) or (ii) of the first proviso in Section 9.12.

(c) If any Swing Line Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swing Line Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized.

(d) So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and any Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower.

(e) Any amount payable to such Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to this Agreement, shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Swing Line Lender or any Issuing Lender hereunder, (iii) third, to the cash collateralization of any participating interest in any Swing Line Loan or Letter of Credit (in which case any cash collateral posted by the Borrower pursuant to this Section 2.19 shall be released to the Borrower in an equal amount), (iv) fourth, if so determined by the Administrative Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, to the funding of any Revolving Loan for the account of the Defaulting Lender, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(f) In the event that the Administrative Agent, the Borrower, the Swing Line Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Pro Rata Share and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

(g) The Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require that the Defaulting Lender assign without recourse (in accordance with and subject to the restrictions set forth in Article XII of this Agreement in the case of voluntary assignments by a Lender) all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) such assignee shall have received the prior written approval of the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld, and (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of all Obligations owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts).

(h) If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.20 Incremental Facilities.

(a) The Borrower and any one or more Lenders (including New Lenders) may, from time to time after delivery of its financial statements for the fiscal year ending December 31, 2011, agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans or Revolving Commitments, as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (x) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.1.3(d) and (y) the Applicable Margin for such Incremental Term Loans; provided, that if the total yield (calculated for both the Incremental Term Loans and the Term Loans, including the upfront fees and any interest rate floors) in respect of any Incremental Term Loans exceeds the total yield for the existing Term Loans, the Applicable Margin for the Term Loans shall be increased so that the total yield in respect of such Incremental Term Loans is no higher than the total yield for the existing Term Loans. All Incremental Term Loans will mature on the Term Loan Maturity Date. Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of borrowings of Incremental Term Loans and the aggregate amount of incremental Revolving Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed $200,000,000 and (ii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (y) no more than four Increased Facility Closing Dates may be selected by the Borrower after the Closing Date. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.20(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to Revolving Commitments, the Borrower shall borrow Revolving Loans under the relevant increased Revolving Commitment from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Advances, of each Eurodollar tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Advance borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Advance of the other Lenders in the same Eurodollar tranche or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender.

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection; Changes in Capital Adequacy Regulations.

(a) Subject to Section 3.1(b), if, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) subjects any Lender to any Taxes with respect to this Agreement, any Letter of Credit or any Eurodollar Advance, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect thereof, or (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or (iii) imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining its Eurodollar Advances (or in the case of (i), any of its Loans or Letters of Credit), or reduces any amount receivable by any Lender in connection with its Eurodollar Advances (or in the case of (i), any of its Loans or Letters of Credit), or requires any Lender to make any payment calculated by reference to the amount of Eurodollar Advances (or in the case of (i), any Loans or Letters of Credit) held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its Eurodollar Advances, Commitment or Loans or participating in Letters of Credit, as applicable, or to reduce the return received by such Lender, in connection with such Eurodollar Advances, Commitment, Loans or Letters of Credit, as applicable, then within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received. For purposes of this Section 3.1, “Lender” includes an Issuing Lender and a Lending Installation.

(b) If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than three months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.2 Availability of Types of Advances. If any Lender reasonably determines that maintenance of its Eurodollar Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.3.

3.3 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise (but excluding a mandatory prepayment under Section 2.3), or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.4 Taxes.

(a) All payments by or on behalf of any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes; provided if any Taxes or Other Taxes are required by applicable law (as determined in good faith by the applicable withholding agent) to be withheld from or in respect of any sum payable hereunder or under any Loan Document to any Lender or the Administrative Agent, (a) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the applicable withholding agent shall make such deductions and (c) the applicable withholding agent shall pay the full amount deducted to the relevant authority in accordance with applicable law.

(b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto (“Other Taxes”) to the relevant governmental authority in accordance with applicable law.

(c) Whenever any Taxes or Other Taxes are payable by any Loan Party, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If (i) such Loan Party fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii). Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.5. A certificate as to the amount of such payments delivered to the Borrower by the Administrative Agent or a Lender shall be conclusive absent manifest error.

(d) (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Non-U.S. Lender is not the beneficial owner of the Loans, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.4(e).

(f) Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(g) For purposes of this Section 3.4, the term “Lender” includes an Issuing Lender.

3.5 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.4 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

3.6 Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.4 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, (c) any Lender becomes a Defaulting Lender, or (d) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be 80% for this purpose) has been obtained), then the Borrower may elect upon notice to such Lender and the Administrative Agent, to replace such Lender (the “Affected Lender”) as a Lender party to this Agreement, provided that no Event of Default or Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.2 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.4, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender. Any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Effectiveness; Conditions Precedent to Advances. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Parent, the Borrower and the Lenders.

(b) Notes. Each Lender requesting a Note shall have received its respective Note executed by the Borrower evidencing its Loans.

(c) Collateral Documents. The Administrative Agent shall have received Collateral Documents reflecting the execution and delivery of this Agreement, together with any additional Collateral Documents set forth in Section 2.18(a) hereof.

(d) Merger, etc.

(i) The Borrower shall contemporaneously be consummating the Merger pursuant to the Purchase Agreement and no provision thereof shall have been amended or waived, and no consent shall have been given or request shall have been made by the Parent or Borrower resulting in an action taken by Target or its subsidiaries thereunder, in any manner materially adverse to the interests of the Arrangers or the Lenders without the prior written consent of the Arrangers (it being understood that any amendment to any Purchase Agreement Representation is material and adverse to the interests of the Arrangers and the Lenders).

(ii) The Borrower shall have received at least $700,000,000 in gross cash proceeds from the issuance of the Senior Notes (or such lesser amount as consented to by the Arrangers, such consent not to be unreasonably withheld).

(iii) The Administrative Agent shall have received satisfactory evidence that, after giving effect to the Merger and the other transactions contemplated hereby, neither the Parent nor any of its Subsidiaries shall have any Material Indebtedness for borrowed money other than the indebtedness created by the Loan Documents, the Senior Notes and the indebtedness listed on Schedule 5.

(iv) The Administrative Agent shall have received satisfactory evidence that, after giving effect to the Merger and the other transactions contemplated hereby, (i) all indebtedness relating to the Target’s existing credit facility and the 2016 Notes shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(e) Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of the Parent and its Subsidiaries and the Target, respectively, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (iii) unaudited interim consolidated financial statements of the Parent and its Subsidiaries and the Target, respectively, for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph ended at least 45 days before the Closing Date (it being understood that the filing of the required financial statements on Form 10-K and Form 10-Q by the Target will satisfy the foregoing requirements).

(f) Legal Opinions. The Administrative Agent shall have received the legal opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., counsel to the Parent, Borrower and its Subsidiaries, in the form and substance satisfactory to the Administrative Agent. Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g) Entity Documents. Copies of the certificate of incorporation and bylaws of the Parent, articles of organization (or certificate of formation) and operating agreement (or limited liability company agreement) of Borrower, and the corresponding organization documents of all of Borrower’s Domestic Subsidiaries who are party to a Loan Document, together with all amendments, each certified by the Secretary or Assistant Secretary of the Parent or Borrower, and a certificate of good standing or existence for the Parent, Borrower and

Borrower’s Domestic Subsidiaries who are party to a Loan Document, each certified by the appropriate governmental officer in its jurisdiction of incorporation, and copies of the articles of incorporation of any foreign Subsidiary, together with all amendments certified by the secretary of said Subsidiary.

(h) Closing Certificates. Closing certificates by the Secretary or Assistant Secretary of the Parent, Borrower and the authorized person for each Subsidiary, of its Board of Directors’ resolutions or consent of members or partners, and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Parent, Borrower or any of Borrower’s Subsidiaries is a party, including an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(i) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented (so long as such invoices have been presented at least one Business Day prior to the Closing Date). All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(j) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized, and such search shall reveal no Liens on any of the assets of the Loan Parties except for (i) Permitted Liens or (ii) Liens discharged (or for which effective provision for discharge has been made) on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (to the extent not currently held by the Administrative Agent pursuant to the collateral documents under the Existing Credit Agreement) (i) the certificates representing the shares of Equity Interest pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (except for certificates which cannot be delivered after the Borrower’s use of commercially reasonable efforts without undue burden or expense) and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Collateral Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the chief financial officer or chief executive officer of the Borrower substantially in the form of Exhibit C, certifying the solvency of the Parent and the Subsidiaries, on a consolidated basis, after giving effect to the Merger and the other transactions contemplated hereby.

(n) USA Patriot Act. To the extent requested by the Administrative Agent at least 10 Business Days prior to the Closing Date, the Administrative Agent shall have received at least five days prior to the Closing Date all documentation and other information as is reasonably requested in writing by the Administrative Agent about the Borrower and the Subsidiaries and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(o) Accuracy of Purchase Agreement Representations and Specified Representations. The representations made by the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the Parent’s and the Borrower’s obligations to close under the Merger Documentation or the Parent and the Borrower have the right to terminate their obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.12, 5.15 and 5.17 of this Agreement (collectively, the “Specified Representations”), shall be true and correct in all material respects; provided that (i) notwithstanding anything set forth in this Agreement or any letter agreement or other undertaking concerning the transactions contemplated hereby to the contrary, a failure of any Purchase Agreement Representation to be true and correct in all material respects shall not result in a failure of a condition to the initial availability of the Loans on the Closing Date, unless such failure results in a failure of a condition precedent to the Parent’s and the Borrower’s obligation to consummate the Merger or such failure gives the Parent and the Borrower the right (taking into account any applicable cure provisions) to terminate the Parent’s and the Borrower’s obligations under the Purchase Agreement and (ii) to the extent any of the Specified Representations is qualified or subject to “Material Adverse Effect” (or an equivalent term), for purposes of the making of such Specified Representation as of the Closing Date (or a date prior thereto), the definition of “Material Adverse Effect” (or such equivalent terms) shall be “Buyer Material Adverse Effect”.

(p) No Change. Since January 1, 2011, (i) except as set forth in the Company Disclosure Letter (as defined in the Purchase Agreement) (each schedule of which corresponds to a numbered and/or lettered section of the Purchase Agreement and of which disclosure made in any section of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of the Purchase Agreement and all other sections of the Company Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive or applicable), (ii) except as set forth in the Company SEC Reports (as defined in the Purchase Agreement) filed with the SEC between January 1, 2010 and the date of the Purchase Agreement (including information set forth in any exhibit thereto, but excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than any historical facts included therein, the “Specified Company SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Disclosure is responsive to the matters set forth in Article 4 of the Purchase Agreement, (iii) except as disclosed in the Specified Company SEC Disclosure filed after January 1, 2011 but before the date of the Purchase Agreement, (iv) except as set forth in the Parent Disclosure Letter (as defined in the Purchase Agreement) (each schedule of which corresponds to a numbered and/or lettered section of the Purchase Agreement and of which disclosure made in any section of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of the Purchase Agreement and all other sections of the Parent Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive or applicable), (v) except as set forth in the Parent SEC Reports (as defined in the Purchase Agreement) filed with the SEC between January 1, 2010 and the date of the Purchase Agreement (including information set forth in any exhibit thereto, but excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than any historical facts included therein, the “Specified Parent SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Disclosure is responsive to the matters set forth in Article 5 of the Purchase Agreement, (vi) except as disclosed in the Specified Parent SEC Disclosure filed after January 1, 2011 but before the date of the Purchase Agreement or (vii) contemplated by, or as disclosed pursuant to, the Purchase Agreement, there has not been a Buyer Material Adverse Effect. For the avoidance of doubt, on the Closing Date, the representations and warranties contained in Article V or in any other Loan Documents shall be made only with respect to the Parent and its Subsidiaries as existing prior to the effectiveness of the Merger.

4.2 Each Advance After the Closing Date. The Lenders shall not (except as otherwise set forth in Section 2.1.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Advance after the Closing Date (for the sake of clarity, this Section 4.2 shall not apply to the initial Advances to be made on the Closing Date) unless on the applicable Borrowing Date:

(a) There exists no Event of Default or Default.

(b) The representations and warranties contained in Article V or in any other Loan Documents are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof).

(c) No Material Adverse Effect has occurred since the Closing Date or the date of any consolidated financial statements of the Parent submitted subsequent to the Closing Date.

Each Borrowing Notice with respect to each such Advance (or, in the case of Swing Line Borrowings made pursuant to an AutoBorrow Agreement, each borrowing pursuant to such AutoBorrow Agreement) shall constitute a representation and warranty by the Parent and Borrower that the conditions contained in Section 4.2 have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Parent and Borrower represent and warrant to the Lenders that:

5.1 Existence and Standing. The Parent is a corporation, the Borrower is a limited liability company, and each of the Borrower’s Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where such failure could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity. Each of the Parent, the Borrower and the Borrower’s Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Parent, the Borrower, and the Borrower’s Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or company proceedings, and the Loan Documents to which the Parent, the Borrower, and the Borrower’s Subsidiaries is a party constitute legal, valid and binding obligations of the Parent, the Borrower, and the Borrower’s Subsidiaries enforceable against the Parent, the Borrower, and the Borrower’s Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Parent, the Borrower, and the Borrower’s Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated (including any Advances made to the Borrower on the date this representation is made), nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent, the Borrower, or any of the Borrower’s Subsidiaries or (b) the Parent’s, the Borrower’s, or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Parent, the Borrower, or any of the Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Parent, the Borrower, or the Borrower’s Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, except where such failure could not reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Parent, the Borrower, or any of the Borrower’s Subsidiaries, is required to be obtained by the Parent, the Borrower, or any of the Borrower’s Subsidiaries in connection with the execution and delivery of the Loan Documents, the Advances under this Agreement, the payment and performance by the Borrower of the Secured Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements.

(a) The audited December 31, 2010 and the unaudited September 30, 2011 consolidated financial statement of the Parent and its consolidated Subsidiaries heretofore delivered to the Lenders fairly present, in all material respects, the consolidated financial condition and consolidated results operations of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the unaudited statements.

(b) The unaudited pro forma consolidated financial statements of the Parent and its consolidated Subsidiaries as at September 30, 2011 (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect to (i) the consummation of the Merger, (ii) the Loans to be made and the Senior Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the confidential information memorandum (which assumptions are believed by the Parent to be reasonable), (ii) are based on information available to the Parent after due inquiry, (iii) accurately reflect all adjustments necessary to give effect to the transactions contemplated hereby and (iv) present fairly, in all material respects, the pro forma financial position of the Parent and the Subsidiaries as of September 30, 2011.

5.5 Material Adverse Change. Since January 1, 2011 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Parent, the Borrower, and the Borrower’s Subsidiaries have filed or caused to be filed all United States federal tax returns or extensions relating thereto and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent, the Borrower, or any of the Borrower’s Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Adequate charges, accruals and reserves in respect of any taxes or other governmental charges have been provided on the books of the Parent, the Borrower and the Borrower’s Subsidiaries in accordance with GAAP.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Parent, the Borrower or the Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse

Effect, none of the Parent, the Borrower or the Borrower’s Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4, except for Additional Contingent Consideration that may be payable in connection with an Acquisition.

5.8 Subsidiaries. The Borrower is the sole Subsidiary of the Parent, and the Parent owns all of the membership interest of the Borrower. Schedule 3 contains an accurate list of all Subsidiaries of the Parent and the Borrower (as of the Closing Date), setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any ERISA Affiliate has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Neither the Parent nor the Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Plan is in at risk, endangered, or critical status (within the meaning of Sections 303 or 305 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA). Neither the Borrower nor any ERISA Affiliate has failed to pay when due (after expiration of any applicable grace period) any installment with respect to liability imposed in connection with a withdrawal under Section 4201 of ERISA.

5.10 Accuracy of Information. All written or formally presented information, other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to the Lenders by the Parent or the Borrower or any of their respective representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto). The financial projections and other forward-looking information (the “Projections”) that have been or will be made available to the Lenders by the Parent or the Borrower or any of their respective representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by the Parent and the Borrower to be reasonable at the time furnished (it being recognized by the Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material and such Projections should not be regarded as a representation that the projected results will be achieved).

5.11 Material Agreements. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect if the Parent, the Borrower or the Borrower’s Subsidiaries complies with the terms thereof. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Funded Indebtedness.

5.12 Compliance With Laws. To the best of the knowledge of the officers of the Parent and the Borrower, the Parent, the Borrower and the Borrower’s Subsidiaries have complied with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including, without limitation, Regulation U, T and X of the Board of Governors of the Federal Reserve System, and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent, the Borrower and the Borrower’s Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.13 Ownership of Properties. On the date of this Agreement and on the Closing Date, the Parent, the Borrower and the Borrower’s Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Parent’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Parent, the Borrower and the Borrower’s Subsidiaries, excluding sales in the ordinary course since that date.

5.14 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Parent, the Borrower and the Borrower’s Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing due to Environmental Laws. On the basis of this consideration, the Parent and the Borrower have concluded that they are aware of no non-compliance with the Environmental Laws that could reasonably be expected to have a Material Adverse Effect. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.15 Investment Company Act. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Parent or the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

5.17 Solvency. On the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the sum of the liabilities (including contingent liabilities) of the Parent and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Parent and its subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the Parent and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Parent and its subsidiaries as they become absolute and matured; (c) the capital of the Parent and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; (d) the Parent and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise); and (e) the Parent and its subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. The Borrower does not intend to, or to permit any of its Subsidiaries, to, and does not believe that it or any of its Subsidiaries, will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary, and the timing of the amounts of cash to be payable on or in respect of its Funded Indebtedness or the indebtedness of any such Subsidiary.

ARTICLE VI

COVENANTS

So long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

6.1 Financial Reporting.

(a) The Parent and Borrower will maintain, for themselves and for each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(i) Within 90 days after the close of each of the Parent’s fiscal years, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, an unqualified audit report certified by an independent certified public accounting firm of national standing, prepared in accordance with GAAP on a consolidated basis for the

Parent and its consolidated Subsidiaries, including balance sheets as of the end of such period, related profit and loss statement, statement of changes in shareholders equity and statement of cash flows (but excluding any work papers relating thereto), accompanied by a certificate of said accountants that, in connection with their audit, nothing came to their attention that caused them to believe that the Parent and its Subsidiaries failed to comply with the terms, covenants, provisions or conditions of Articles V, VI or VII of this Agreement insofar as they relate to accounting matters.

(ii) Within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Parent, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, consolidated unaudited balance sheets of the Parent and its consolidated Subsidiaries as at the close of each fiscal quarter and consolidated profit and loss statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii) Simultaneously with the furnishing of the financial statements required under Sections 6.1(a)(i) and (ii), a Compliance Certificate.

(iv) As soon as possible and in any event within 10 days after receipt by the Parent or Borrower, a copy of any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Parent, Borrower or any of Borrower’s Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(v) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(b) Reports and financial statements required to be delivered by the Parent and the Borrower pursuant to clauses (a)(i) and (a)(ii) of this Section 6.1 shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on its website on the Internet at www.superiorenergy.com, at www.sec.gov or at such other website identified by the Parent in a notice to the Administrative Agent and that is accessible by the Lenders without charge; provided that the Parent shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Administrative Agent and provided further that the Lenders shall be deemed to have received the information specified in clauses (a)(i) through (a)(iv) of this Section 6.1 on the date (x) the information is posted on a website identified from time to time by the Administrative Agent to the Lenders and the Parent and such website is accessible by the Lenders without charge, and (y) such posting is notified to the Lenders (it being understood that the Parent shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Administrative Agent).

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to use the proceeds of the Term Loans, together with the proceeds of the Revolving Loans made on the Closing Date (i) to refinance certain existing indebtedness of the Target, (ii) to pay the cash consideration for the Merger, and (iii) to pay certain transaction costs. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Revolving Loans made after the Closing Date for one or more of the following: (i) for Capital Expenditures and Acquisitions permitted by this Agreement, and (ii) for general corporate purposes.

6.3 Notice of Default. The Borrower will give prompt notice in writing to the Administrative Agent of the occurrence of any Event of Default or Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, carry on and conduct its business in substantially the same manner and in the same general fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Parent will continue to be the sole member of the Borrower, and the Borrower shall continue to be the sole Subsidiary of the Parent.

6.5 Taxes. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, timely file complete and to the best of the Parent’s and the Borrower’s knowledge, correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, taking into account any extensions relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 Insurance. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on a material portion of their Property in such amounts and covering such risks as is consistent with sound business practice, or as otherwise provided in the Collateral Documents, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7 Compliance with Laws; Environmental and ERISA Matters.

(i) The Parent and the Borrower will, and will cause each of the Parent’s Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its Property may be subject including, without limitation, Regulations U, T, and X of the Board of Governors of the Federal Reserve System, and also including, without limitation, ERISA and Environmental Laws.

(ii) The Parent and Borrower will furnish to the Lenders, promptly following receipt thereof, copies of any documents described in Section 101(f), (j), (k), and (l) of ERISA that any Loan Party or any ERISA Affiliate may request and/or receive with respect to any Plan; provided, that if the Loan Parties or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan, then, upon reasonable request of the Lenders, the Loan Parties and/or their ERISA Affiliates shall promptly make such request and the Borrower shall provide copies of such documents and notices to the Lenders promptly after receipt thereof.

6.8 Maintenance of Properties. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, do all things reasonably necessary to maintain, preserve, protect and keep its Property material to its business in good repair, working order and condition in light of the uses for such Property, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Inspection. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Parent, the Borrower and each of the Borrower’s Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Parent, the Borrower and each of the Borrower’s Subsidiaries, and to discuss the affairs, finances and accounts of the Parent, the Borrower and each of the Borrower’s Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals, subject to prior reasonable notice and during business hours, as the Administrative Agent or any Lender may designate, provided that other than during the continuation of an Event of Default, the Administrative Agent and the Lenders shall not exercise such rights more often than two times during any calendar year.

6.10 Restricted Payments. The Parent will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests; and (ii) the Parent may make Restricted Payments so long as, both at the time of, and immediately after effect has been given to, such proposed action, no Event of Default shall have occurred and be continuing (and, based on pro forma financial reports after giving effect to the proposed Restricted Payment, would not reasonably be expected to occur).

6.11 Funded Indebtedness; Rate Management Obligations.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Funded Indebtedness or Rate Management Obligations, except:

(i) The Loans and the Letters of Credit.

(ii) Rate Management Obligations (A) related to the Loans or any other Funded Indebtedness permitted pursuant to this Section 6.11 or (B) entered into in the ordinary course of business to hedge or mitigate risk to which the Borrower or any Subsidiary has actual exposure, including without limitation, oil and gas production, foreign exchange transactions, sales and related activities.

(iii) Funded Indebtedness of the Borrower owed to the Parent or one or more of its Subsidiaries or Funded Indebtedness of one or more of its Subsidiaries owed to the Parent or the Borrower or Funded Indebtedness of one or more of the Subsidiaries owed to one or more of the other Subsidiaries.

(iv) Funded Indebtedness guaranteed by the Maritime Administration under Title XI of the Merchant Marine Act of 1946, as amended, for the construction of marine vessels related to the Borrower’s business, up to the aggregate principal amount of $45,000,000.

(v) Funded Indebtedness listed in Schedule 5 hereto.

(vi) Other secured Funded Indebtedness and Rate Management Obligations not exceeding $75,000,000 in the aggregate principal amount outstanding at any time.

(vii) Other unsecured Funded Indebtedness and Rate Management Obligations not exceeding $150,000,000 in the aggregate principal amount outstanding at any time.

(viii) The refinancing, refunding, renewal or extension of any Funded Indebtedness described in the foregoing Section 6.11(a)(i) through (vii) (without increasing, or shortening the maturity of, the principal amount thereof).

(b) The Parent will not create, incur or suffer to exist any Funded Indebtedness, except Funded Indebtedness owed to the Borrower or a Subsidiary and Guarantee Obligations in respect of:

(i) The Loans and the Letters of Credit.

(ii) The Borrower’s Obligations arising under Rate Management Transactions.

(iii) Any other Funded Indebtedness or Rate Management Obligations of the Borrower or its Subsidiaries permitted by Section 6.11(a).

6.12 Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary, and the Borrower or a Subsidiary may merge with another Person to effect an Acquisition permitted by Section 6.15, provided that if the Borrower is a party to such merger, the Borrower will be the surviving entity. The Parent will not merge or consolidate with or into any other Person.

6.13 Sale of Assets.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of its Property to any other Person, except:

(i) Sales of inventory, used or surplus equipment and investments in the ordinary course of business.

(ii) Leases of its Property in the ordinary course of business.

(iii) Sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously sold, transferred or disposed of not otherwise permitted by this Section 6.13(a) during the twelve-month period ending with the month in which any such sale, transfer or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, taken as a whole.

(iv) Transfers of Property among the Borrower and its Subsidiaries.

(v) A sale of assets which are promptly replaced thereafter by assets of a similar type and value, or otherwise useful in the business of the Borrower or one of the Subsidiaries.

(vi) Sales of oil, gas and other minerals in the ordinary course of business, including the sale, transfer or other disposition of any oil and gas property or interest therein.

(b) The Parent will not lease, sell, transfer or otherwise dispose of any of its membership interest in the Borrower to any other Person.

6.14 Liens.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for the following:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, maritime, and oil and gas well liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii) Inchoate and contractual Liens arising in the ordinary course of the oil and gas business under joint operating agreements, leases, farm outs, division orders and similar agreements.

(iv) Liens arising out of pledges or deposits (A) under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; and (B) under bids, tenders and performance agreements.

(v) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(vi) Liens in favor of the Administrative Agent to secure the Secured Obligations granted pursuant to any Collateral Document.

(vii) Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Lender.

(viii) Liens on vessels, charters or related items securing Funded Indebtedness permitted under Sections 6.11(a)(iv) .

(ix) Liens securing Funded Indebtedness of the Borrower and its Subsidiaries in connection with any refinancing permitted under Section 6.11(a)(viii) to the extent that the Funded Indebtedness being refinanced was secured by the same Liens.

(x) Liens securing Funded Indebtedness and Rate Management Obligations permitted under Section 6.11(a)(vi).

(xi) Other Liens on assets of the Borrower or its Subsidiaries having an aggregate value not exceeding $25,000,000.

(b) The Parent will not create, incur, or suffer to exist any Lien in, of or on the Property of the Parent, except for the following:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iii) Liens in favor of the Administrative Agent to secure the Secured Obligations granted pursuant to any Collateral Document.

(iv) Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Lender.

6.15 Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make any Acquisition of any Person, except as follows: (a) the Acquisition shall be with the consent of the Person (non-hostile); (b) the total consideration (including all potential Additional Contingent Consideration) for the Acquisition shall not exceed $150,000,000; (c) the total consideration (including all Additional Contingent Consideration) of all Acquisitions during any 12-month period shall not exceed $300,000,000 in the aggregate; (d) the business and assets subject to the Acquisition shall be in a similar or related line of business as the Borrower and its Subsidiaries; (e) at the time of the Acquisition, no Default and no Event of Default shall exist; (f) no Event of Default shall exist as a result of the Acquisition and the Parent and the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants in Section 6.18; (g) in the case of a merger of the Borrower, the Borrower shall be the surviving entity; (h) the Borrower and the affected Subsidiaries shall comply with the provisions of Section 2.18(b); (j) if required by the Administrative Agent, the Borrower shall submit a legal opinion with respect to the Acquisition to the Administrative Agent, in form and substance reasonably satisfactory to the agent; and (k) based on pro forma financial statements, the Borrower shall have at least $15,000,000 of availability under the Revolving Commitment immediately following the Acquisition.

The Parent will not directly make any Acquisition of any Person.

For the avoidance of doubt, this Section 6.15 shall not prohibit the Merger.

6.16 Transactions with Affiliates. The Borrower and the Parent will not, and will not permit any of the Borrower’s Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or the Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower, the Parent or such Subsidiary then the Borrower, the Parent or such Subsidiary would obtain in a comparable arms height and length transaction; and (b) transactions between or among the Borrower and/or the Parent and/or any Wholly-Owned Subsidiary of the Borrower and/or the Parent.

6.17 Appraisals. At any time following the Closing Date, the Administrative Agent shall have the right to, or the Administrative Agent at the request of the Required Lenders shall, order and obtain appraisals from nationally recognized firm(s) reasonably acceptable to the Administrative Agent, and in form and substance satisfactory to the Administrative Agent, of the fair market value of all or any portion of the fixed assets (including property, plant, vessels and equipment) of the Parent and its Subsidiaries, at the Borrower’s expense, once prior to the initial Revolving Loan Termination Date. The Borrower shall cooperate with the Administrative Agent and the appraiser(s) so as to facilitate the delivery of the appraisal within 60 days after the Administrative Agent’s request therefor.

6.18 Financial Covenants.

6.18.1 Maximum Leverage Ratio. The Parent will not permit the ratio (the “Leverage Ratio”), determined on a Pro Forma Basis, of (i) the Funded Indebtedness of the Parent and its Subsidiaries, determined on a consolidated basis plus Additional Contingent Consideration as of the end of each fiscal quarter (the determination date) to (ii) EBITDA for the four fiscal quarters ending with such determination date, to be greater than 3.00 to 1.00.

6.18.2 Maximum Adjusted Leverage Ratio. The Parent will not permit the ratio (the “Adjusted Leverage Ratio”), determined on a Pro Forma Basis, of (a) Funded Indebtedness, plus Additional Contingent Consideration, plus the present value of all obligations for platform decommissioning, wellbore plug and abandonment, and pipeline decommissioning, in each case as reflected on the Parent’s financial statements in accordance with GAAP as of the end of each fiscal quarter (the determination date), less performance bond amounts and escrow account amounts securing decommissioning obligations as of the determination date, to (b) EBITDA for the four fiscal quarters ending with such determination date, to be greater than 3.65 to 1.00.

6.18.3 Minimum Interest Coverage Ratio. The Parent will not permit the ratio, determined on a Pro Forma Basis (the “Interest Coverage Ratio”), of (a) EBITDA for the four fiscal quarters ending with each fiscal quarter (the determination date) to (b) Interest Expense actually paid in cash during the four fiscal quarters ending with such determination date, to be less than 3.00 to 1.00.

Notwithstanding anything to the contrary contained in this Agreement, except as expressly set forth herein, all accounting determinations for purposes of calculating or determining the financial covenants set forth in this Section 6.18 (Financial Covenants) shall be made in accordance with GAAP applied on a basis consistent in all material respects with that used in preparing the audited financial statements of the Parent for the fiscal year ended December 31, 2011.

6.19 Investments. Except for Investments in Cash Equivalents, Investments permitted under Section 6.11 and Investments existing on the Closing Date and listed on Schedule 4, Borrower will not, and will not permit any of its Subsidiaries to, make any Investments in any Person who is not a Wholly-Owned Subsidiary if, as a result thereof, the aggregate amount (measured at the time of the Investment) of all Investments made by the Borrower and its Subsidiaries exceeds fifteen percent (15%) of Consolidated Tangible Assets.

6.20 Optional Payments and Modifications of Certain Debt Instruments. The Borrower will not, and will not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Notes or any other indebtedness of the Borrower listed on Schedule 5 hereto (other than with the Net Cash Proceeds of any offerings of Equity Interests or refinancing, refunding, renewal or extension of such indebtedness (without increasing, or shortening the maturity of, the principal amount thereof)) if at the time of and immediately after effect has been given to such proposed action, an Event of Default shall occur and be continuing (or, based on pro forma financial reports after giving effect to the proposed action and any concurrent repayment of debt, would reasonably be expected to occur).

6.21 Delivery of Pledged Certificates. To the extent not previously received pursuant to Section 4.1(k), within 15 calendar days following the Closing Date or such later date as determined in the sole discretion of the Administrative Agent, the Administrative Agent shall have received the certificates representing the shares of Equity Interest pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof. Any material Domestic Subsidiaries of the Parent resulting from the consummation of the Merger will be added as parties to any applicable Collateral Documents and as guarantors within 15 calendar days following the Closing Date or such later date as determined in the sole discretion of the Administrative Agent. The Borrower shall, if requested by the Administrative Agent, deliver to the Administrative Agent certificates and legal opinions relating to the matters described in the immediately preceding sentence, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

ARTICLE VII

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any of Borrower’s Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Nonpayment of any interest or principal on the Loan, or nonpayment of any commitment fee or other obligations under any of the Loan Documents, or nonpayment of any Rate Management Obligations or Specified Cash Management Obligations to any Lender, or nonpayment of any reimbursement obligations to a Lender under any Letter of Credit, in each case (other than with respect to any such principal amount or reimbursement obligations) within five days after the same becomes due.

7.3 The breach by the Parent or Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19 or 6.20.

7.4 The breach by the Parent or Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Administrative Agent or any Lender.

7.5 Failure of the Parent, the Borrower or any of the Borrower’s Subsidiaries to pay when due any Funded Indebtedness, Additional Contingent Consideration, Rate Management Obligations or Specified Cash Management Obligations to any Person (other than the Lenders) aggregating in excess of $20,000,000 (“Material Indebtedness”); or the default by the Parent, the Borrower or any of the Borrower’s Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Parent, the Borrower or any of Borrower’s Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due. Notwithstanding the foregoing, the default by Superior Energy Liftboats on any Funded Indebtedness guaranteed by the Maritime Administration shall be excluded from the effect of this Section 7.5, unless and until the Maritime Administration makes a formal demand for payment under any guaranty issued by the Parent, the Borrower or other Subsidiary in connection therewith.

7.6 The Parent, the Borrower or any of Borrower’s Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Parent, the Borrower or any of Borrower’s Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Borrower or any of Borrower’s Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Parent, the Borrower or any of Borrower’s Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Parent, the Borrower and Borrower’s Subsidiaries which, when taken together with all other Property of the Parent, the Borrower and Borrower’s Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Parent, the Borrower or any of Borrower’s Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 Any Change in Control shall occur.

7.11 Any Collateral Document shall, as a result of any action or inaction taken by any Loan Party, fail to create a valid and perfected first priority security interest in any Substantial Portion of the Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or any Loan Document shall fail, as a result of any action or inaction taken by any Loan Party, to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document.

7.12 The occurrence of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: a Reportable Event with respect to any Plan; the withdrawal by the Borrower or any ERISA Affiliate from any Plan; the insolvency, reorganization or termination of any Plan; any Plan becoming in at risk, endangered, or critical status (within the meaning of Sections 303 or 305 of ERISA); the failure to pay when due (after expiration of any applicable grace period) any installment with respect to liability imposed in connection with a withdrawal under Section 4201 of ERISA; or either the Parent or the Borrower becoming an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

ARTICLE VIII

ACCELERATION AND REMEDIES

8.1 Acceleration. If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Parent or the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Parent or the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.12, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Secured Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Parent and the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement of the Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as an agent). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.7 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification.

(a) The Borrower shall reimburse the Administrative Agent and the Arrangers for any costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arrangers and the Lenders for any costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers and the Lenders, which attorneys may be employees of the Administrative Agent, the Arrangers or the Lenders) paid or incurred by the Administrative Agent, the Arrangers or any Lender in connection with the collection and enforcement of the Loan Documents.

(b) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, the Issuing Lender, the Swing Line Lender, each Lender, their respective affiliates, and each of their directors, officers and employees (each, an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, the Merger or the transactions contemplated hereby, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent, the Borrower or any of the Parent’s Subsidiaries or any of the Properties of the Parent, the Borrower or any of the Parent’s Subsidiaries and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document except to the extent that they are determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate (as such term is defined below). It is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

9.8 [Reserved].

9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Acknowledgements. Each of the Parent and the Borrower hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Parent, the Borrower and the Lenders.

9.11 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Rate Management Obligation, Specified Cash Management Obligation or other swap agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who need to know such information, (d) upon the request or demand of any governmental authority or quasi-governmental authority, (e) in response to any order of any court or other governmental authority or quasi-governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.12 Amendments and Waivers. None of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.12. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.12 without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of all Lenders; (iv) release all or any Substantial Portion of the Collateral or release any Domestic Subsidiary from its guaranty, in each case without the written consent of all Lenders; provided, however, that without the consent of any Lender, the Administrative Agent may release any Collateral in order to give effect to, or otherwise in connection with, any asset sale, transfer or other disposition of such Collateral permitted by this Agreement; (v) amend, modify or waive any provision of Section 2.11 or Section 11.2 without the written consent of all of the Lenders; (vi) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vii) amend, modify or waive any provision of Section 10 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.1.4 without the written consent of the Administrative Agent; or (ix) amend, modify or waive any provision of Section 2.2 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

9.13 The PATRIOT Act. Each Lender hereby notifies the Parent, Borrower and Subsidiaries that pursuant to the requirements of the Uniting and Strengthening by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of P.L. No. 107-56) (known as “the PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Parent, Borrower and Subsidiaries, which information includes the name and address of the Parent, Borrower and Subsidiaries and other information that will allow such Lender to identify the Parent, Borrower and Subsidiaries in accordance with the PATRIOT Act.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. None of the Administrative Agent, the Syndication Agents, the Documentation Agents or any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent, the Syndication Agents or the Documentation Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent, the Syndication Agents and the Documentation Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, the Syndication Agents and the Documentation Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent, any Syndication Agent or any Documentation Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Syndication Agent or any Documentation Agent to any Lender. Each Lender represents to the Administrative Agent, the Syndication Agents and the Documentation Agents that it has, independently and without reliance upon the Administrative Agent, any Syndication Agent, any Documentation Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Syndication Agent, any Documentation Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent, each Syndication Agent and each Documentation Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Parent or the Borrower and without limiting the obligation of the Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

10.8 Administrative Agent in Its Individual Capacity. The Administrative Agent, each Syndication Agent, each Documentation Agent and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Administrative Agent, Syndication Agent or Documentation Agent were not an agent hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent, each Syndication Agent and each Documentation Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent, each Syndication Agent and each Documentation Agent in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.2 or Section 7.6 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article X and of Section 9.6 shall continue to inure to its benefit.

10.10 Arrangers, Documentation Agent and Syndication Agent. None of the Arrangers, the Documentation Agents or the Syndication Agents shall have any duties or responsibilities hereunder in their capacities as such.

10.11 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.12) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.12 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 12.1), or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.6, or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives Collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such Collateral ratably in proportion to their respective Pro Rata Share, as applicable. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

If an amount to be set off is to be applied to permitted Funded Indebtedness of the Borrower to a Lender other than Secured Obligations under this Agreement, such amount shall be applied ratably to such other Funded Indebtedness and to the Secured Obligations.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

12.2 Permitted Assignments and Participations.

(a) [Reserved].

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.2 or 7.6 has occurred and is continuing, any Person;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to an existing Lender, an affiliate of an existing Lender or an Approved Fund; and

(C) the Issuing Lender, in the case of any assignment of any Lender’s Revolving Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(D) no such assignment shall be made to the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

For the purposes of this Section 12.2, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

For the avoidance of doubt, assignments may be non-ratable among the Facilities.

(c) (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 8.2 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 3.1, 3.2 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 11.1 and 11.2 as though it were a Lender, provided such Participant shall be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 3.4 unless such Participant complies with Section 3.4(d) as if it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.2(b). Each of the Parent, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

12.3 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Parent, Borrower and Borrower’s Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.4 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4(d).

ARTICLE XIII

NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.13 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower, at Suite 2400, Pan American Life Center, 601 Poydras Street, New Orleans, Louisiana 70130, Facsimile: (504) 365-9665 (Attention: General Counsel), (b) in the case of the Administrative Agent or any Lender, at its address or facsimile number set forth on Schedule 1 hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.2 Change of Address. Any party may change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

14.1 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Parent, the Borrower, the Administrative Agent and the Lenders and each party has delivered its signature page to the Administrative Agent by facsimile transmission or pdf.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

15.2 SUBMISSION TO JURISDICTION; WAIVERS. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Collateral Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it, as the case may be pursuant to Section 13.1 or at such other address of which the other parties shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

15.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the Parent, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:	SESI, L.L.C.

	By:	Superior Energy Services, Inc., Member Manager

By:	/s/ Robert S. Taylor
Name: Robert S. Taylor
Title: Executive Vice President, Chief Financial Officer and Treasurer

THE PARENT:	SUPERIOR ENERGY SERVICES, INC.

	By:	/s/ Robert S. Taylor
Name: Robert S. Taylor
Title: Executive Vice President Chief Financial Officer and Treasurer

[Signature Page to SESI, L.L.C. Credit Agreement]

ADMINISTRATIVE AGENT, ISSUING LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ John Kallenborn
Name: John Kallenborn
Title: Market Manager & Senior Vice President

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Gary L. Mingle
Name: Gary L. Mingle
Title: Senior Vice - President

[Signature Page to SESI, L.L.C. Credit Agreement]

ISSUING LENDER, SWING LINE LENDER AND LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ Philip C. Lavinger III
Name: Philip C. Lavinger III
Title: Managing Director

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Mark Preston
Name: Mark Preston
Title: Vice President

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	ROYAL BANK OF CANADA

	By:	/s/ Jay T. Sartain
Name: Jay T. Sartain
Title: Authorized Signatory

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	THE BANK OF NOVA SCOTIA

	By:	/s/ Marc Graham
Name: Marc Graham
Title: Director

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	Citibank, N.A.

	By:	/s/ John Miller
Name: John Miller
Title: Vice President

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	Comerica Bank

	By:	/s/ Gary Culbertson
Name: Gary Culbertson
Title: Vice President

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	HSBC Bank USA, N.A.

	By:	/s/ Bruce Robinson
Name: Bruce Robinson
Title: Vice President

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	Candian Imperial Bank of Commerce, New York Agency

	By:	/s/ Dominic Sorresso
Name: Dominic Sorresso
Title: Authorized Signatory

	By:	/s/ Robert Casey
Name: Robert Casey
Title: Authorized Signatory

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	Regions Bank

	By:	/s/ Scott J. Sarrat
Name: Scott J. Sarrat
Title: Vice-President

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	Whitney Bank

	By:	/s/ Hollie L. Ericksen
Name: Hollie L. Ericksen
Title: Vice President

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	PNC Bank, N.A.

	By:	/s/ Anita Inkollu
Name: Anita Inkollu
Title: Vice President

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	Compass Bank

	By:	/s/ Eric Appel
Name: Eric Appel
Title: Senior Vice Persident

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	Standard Chartered Bank

	By:	/s/ James P. Hughes
Name: James P. Hughes
Title: Director

	By:	/s/ Moy Hiang Wong
Name: Moy Hiang Wong
Title: Credit Documentation Officer

[Signature Page to SESI, L.L.C. Credit Agreement]

LENDER:	Caterpillar Financial Services Corp.

	By:	/s/ Roger Scott Freis
Name: Roger Scott Freis
Title: Credit Manager

[Signature Page to SESI, L.L.C. Credit Agreement]